Exhibit 23.1

We consent to the inclusion in the Registration Statements on Forms S-1 of VB Clothing Inc. (hereinafter the “Company”) of our report dated November 9, 2010, with respect to the balance sheet as of October 22, 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on October 15, 2010 through October 22, 2010 of the Company included in this Registration Statements on Forms S-1 for the period from the date of inception on October 15, 2010 through December 31, 2010 then ended.

/s/ SAM KAN & COMPANY
Firm’s Manual Signature
Alameda, CA
City, State
April 28, 2011
Date